EXHIBIT 99.1

Steelcase Reports First Quarter Results

Americas Results, Orders and Backlog Remain Strong

GRAND RAPIDS, Mich., June 24, 2015 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported first quarter revenue of $705.5 million and net income of $20.0 million, or diluted earnings per share of $0.16. Excluding net restructuring costs, adjusted earnings were $0.17 per share. In the prior year, Steelcase reported $723.1 million of revenue, diluted earnings per share of $0.17 and adjusted earnings of $0.12 per share.

Organic revenue growth over the prior year was 3 percent after adjusting for approximately $34.1 million of unfavorable currency translation effects and the impact of small divestitures. In the Americas, organic revenue growth over the prior year was 3 percent, while EMEA posted organic revenue growth of 1 percent, and the Other category was essentially flat.

Current quarter operating income of $33.5 million compares to operating income of $36.4 million in the prior year. Excluding net restructuring costs, first quarter adjusted operating income of $35.4 million improved by $8.7 million compared to the prior year. The year-over-year improvement was driven by the Americas segment, which posted an adjusted operating margin of 10 percent, representing a 180 basis point improvement over the prior year. EMEA reported an adjusted operating loss that exceeded prior year, largely due to disruption costs and inefficiencies associated with previously-announced manufacturing footprint changes. These changes are expected to be completed later this fiscal year.

"The Americas had an impressive first quarter, with a strong improvement in adjusted operating margin," said Jim Keane, president and CEO. "At the same time, organic revenue growth in the Americas was dampened by a significant decline across the energy vertical market, and we continued to experience a significant number of customer requests for extended delivery dates."

Cost of sales was 68.7 percent of revenue in the current quarter, a decrease of 110 basis points compared to the prior year. In the Americas, cost of sales as a percentage of revenue improved 170 basis points over the prior year driven by benefits of improved pricing, continued cost reduction efforts and lower freight, distribution and warranty costs, offset in part by an unfavorable shift in business mix. In EMEA, cost of sales increased by 370 basis points driven largely by disruption costs and inefficiencies associated with the manufacturing footprint changes.

Operating expenses of $185.1 million in the first quarter represented a decrease of $6.8 million compared to the prior year primarily due to favorable currency translation effects. As a percentage of revenue, operating expenses improved by 20 basis points.

Net restructuring costs of $1.9 million in the current quarter included a gain of $2.8 million associated with the sale of the Corporate Development Center compared to net restructuring benefits of $9.7 million in the prior year, which included a $12.0 million gain associated with the sale of a manufacturing facility. Both facilities were exited as a result of restructuring activities in prior years.

Other income, net decreased by $1.5 million in the first quarter compared to the prior year, primarily due to higher foreign exchange losses and lower equity in income of unconsolidated ventures in the current year.

The effective tax rate for the quarter was 36.5% compared with 41.5% in the prior year, reflecting the impact of implementing a new transfer pricing model in EMEA during the fourth quarter of fiscal 2015.

Cash, short-term investments and the cash surrender value of company-owned life insurance totaled $317 million and total debt was $282 million at the end of the first quarter.

The Board of Directors has declared a cash dividend of $0.1125 per share, to be paid on or before July 15, 2015 to shareholders of record as of July 6, 2015.

Outlook

In the Americas, first quarter orders increased 8 percent compared to the prior year and continued to include a significant amount of orders with requested delivery dates more than 90 days from the order date. As a result, order backlog at the end of the first quarter was approximately 15 percent higher than the prior year. EMEA first quarter orders grew modestly compared to the prior year, which included a large project in France. Orders across all businesses in the Other Category grew over the prior year, led by 13 percent growth in Asia Pacific. As a result, the company expects second quarter fiscal 2016 revenue to be in the range of $785 to $810 million, which reflects expected organic revenue growth of 3 to 6 percent over the prior year. The company reported revenue of $786.7 million in the second quarter of fiscal 2015.

"For the first time in several quarters, order growth in the Americas reflected growth from all business types - project, continuing and marketing programs, suggesting the cyclical recovery may be strengthening," said Dave Sylvester, senior vice president and CFO. "Project activity continues to drive the order growth, with small to medium sized projects leading our growth in three out of the last four quarters."

Steelcase expects to report diluted earnings of between $0.27 to $0.31 per share for the second quarter of fiscal 2016.  This estimate includes approximately $0.03 per share of restructuring costs relating to previously announced restructuring projects. Adjusted for the estimated restructuring costs, the company expects to report adjusted earnings between $0.30 to $0.34 per share. These estimates also include approximately $6 million of expected disruption costs and inefficiencies associated with the manufacturing footprint changes in EMEA.  Steelcase reported diluted earnings per share of $0.24 and adjusted earnings per share of $0.27 in the second quarter of fiscal 2015.

"Our new products and applications continue to receive strong endorsement, as evidenced by the multiple product and design awards we earned at Neocon earlier this month," said Jim Keane. "This recognition and the demand for our knowledge and solutions continue to illustrate how we are leading our industry and the transformation of workplaces around the world."

Business Segment Results
(in millions)

	(Unaudited)
	Three Months Ended
	May 29,	May 30,	%
	2015	2014	Change

Revenue
Americas (1)	$ 519.7	$ 506.3	2.6%
EMEA (2)	119.9	147.6	(18.8)%
Other (3)	65.9	69.2	(4.8)%
Consolidated revenue	$ 705.5	$ 723.1	(2.4)%

Operating income (loss)
Americas	$ 54.1	$ 53.2
EMEA	(13.5)	(7.7)
Other	0.9	—
Corporate (4)	(8.0)	(9.1)
Consolidated operating income	$ 33.5	$ 36.4

Operating income percent	4.7%	5.0%

Revenue mix
Americas (1)	73.7%	70.0%
EMEA (2)	17.0%	20.4%
Other (3)	9.3%	9.6%
Business Segment Footnotes

1. The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse and Turnstone brands.
2. The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
3. The Other category includes Asia Pacific, Designtex and PolyVision.
4. Corporate costs include unallocated portions of shared service functions, such as information technology, human resources, finance, executive, corporate facilities, legal and research, plus deferred compensation expense and income or losses associated with COLI.

YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q1 2016 vs. Q1 2015
	Steelcase Inc.	Americas	EMEA	Other category

Q1 2015 revenue	$ 723.1	$ 506.3	$ 147.6	$ 69.2
Divestitures	(1.3)	—	(1.3)	—
Currency translation effects*	(34.1)	(3.9)	(27.2)	(3.0)
Q1 2015 revenue, adjusted	687.7	502.4	119.1	66.2

Q1 2016 revenue, reported	705.5	519.7	119.9	65.9
Organic growth (decline) $	$ 17.8	$ 17.3	$ 0.8	$ (0.3)
Organic growth (decline) %	3%	3%	1%	—%

* Currency translation effects represent the estimated net effect of translating Q1 2015 foreign currency revenues using the average exchange rates during Q1 2016.

PROJECTED ORGANIC REVENUE GROWTH
Q2 2016 vs. Q2 2015
Steelcase Inc.

Q2 2015 revenue	$ 786.7
Divestitures	(0.7)
Currency translation effects*	(30.2)
Q2 2015 revenue, adjusted	755.8

Q2 2016 revenue, projected	785 - 810
Acquisition	(5.4)
Q2 2016 projected revenue, adjusted	780 - 805
Organic growth $	24 - 49
Organic growth %	3% - 6%

* Currency translation effects represent the estimated net effect of translating Q2 2015 foreign currency revenues using the exchange rates at the end of Q1 2016.

ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	May 29,	May 30,
	2015	2014

Diluted earnings per share	$ 0.16	$ 0.17

Restructuring costs (benefits) per share, net of tax	0.01	(0.05)
Diluted earnings per share, adjusted	$ 0.17	$ 0.12

PROJECTED ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	August 28,
	2015	August 29,
	(Projected)	2014

Diluted earnings per share	$ 0.27 - 0.31	0.24

Restructuring costs (benefits) per share, net of tax	0.03	0.03
Diluted earnings per share, adjusted	$ 0.30 - 0.34	$ 0.27

Steelcase Inc.
	(Unaudited)
	Three Months Ended
	May 29,		May 30,
	2015		2014
Revenue	$ 705.5	100.0%	$ 723.1	100.0%
Cost of sales	485.0	68.7	504.5	69.8
Restructuring costs (benefits)	3.9	0.6	(10.5)	(1.5)
Gross profit	216.6	30.7	229.1	31.7
Operating expenses	185.1	26.3	191.9	26.5
Restructuring costs (benefits)	(2.0)	(0.3)	0.8	0.2
Operating income	$ 33.5	4.7%	$ 36.4	5.0%
Interest expense	(4.4)	(0.6)	(4.4)	(0.6)
Investment income	0.4	—	0.4	0.1
Other income, net	2.0	0.3	3.5	0.5
Income before income tax expense	31.5	4.4	35.9	5.0
Income tax expense	11.5	1.6	14.9	2.1
Net income	$ 20.0	2.8%	$ 21.0	2.9%

Operating income	$ 33.5	4.7%	$ 36.4	5.0%
Add: restructuring costs (benefits)	1.9	0.3	(9.7)	(1.3)
Adjusted operating income	$ 35.4	5.0%	$ 26.7	3.7%

Americas
	(Unaudited)
	Three Months Ended
	May 29,		May 30,
	2015		2014
Revenue	$ 519.7	100.0%	$ 506.3	100.0%
Cost of sales	346.3	66.6	345.9	68.3
Restructuring costs (benefits)	0.8	0.2	(11.6)	(2.3)
Gross profit	172.6	33.2	172.0	34.0
Operating expenses	121.3	23.4	118.8	23.5
Restructuring costs (benefits)	(2.8)	(0.6)	—	—
Operating income	$ 54.1	10.4%	$ 53.2	10.5%
Add: restructuring costs (benefits)	(2.0)	(0.4)	(11.6)	(2.3)
Adjusted operating income	$ 52.1	10.0%	$ 41.6	8.2%

EMEA
	(Unaudited)
	Three Months Ended
	May 29,		May 30,
	2015		2014
Revenue	$ 119.9	100.0%	$ 147.6	100.0%
Cost of sales	95.1	79.3	111.7	75.6
Restructuring costs	3.1	2.6	1.1	0.7
Gross profit	21.7	18.1	34.8	23.7
Operating expenses	34.4	28.7	41.7	28.3
Restructuring costs	0.8	0.7	0.8	0.5
Operating loss	$ (13.5)	(11.3)%	$ (7.7)	(5.1)%
Add: restructuring costs	3.9	3.3	1.9	1.2
Adjusted operating loss	$ (9.6)	(8.0)%	$ (5.8)	(3.9)%

Other category
	(Unaudited)
	Three Months Ended
	May 29,		May 30,
	2015		2014
Revenue	$ 65.9	100.0%	$ 69.2	100.0%
Cost of sales	43.6	66.2	46.9	67.8
Restructuring costs	—	—	—	—
Gross profit	22.3	33.8	22.3	32.2
Operating expenses	21.4	32.4	22.3	32.2
Restructuring costs	—	—	—	—
Operating income	$ 0.9	1.4%	$ —	—%
Add: restructuring costs	—	—	—	—
Adjusted operating income	$ 0.9	1.4%	$ —	—%

Corporate
	(Unaudited)
	Three Months Ended
	May 29,		May 30,
	2015		2014
Operating loss	$ (8.0)		$ (9.1)
Add: restructuring costs	—		—
Adjusted operating loss	$ (8.0)		$ (9.1)

Webcast

Steelcase will discuss first quarter results and business outlook on a conference call and webcast at 10:00 a.m. Eastern time tomorrow. Links to the webcast are available at ir.steelcase.com. Related presentation slides will be available on the company's website shortly after this press release is issued.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding currency translation effects and the impacts of acquisitions and divestitures; (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs (benefits); and (3) adjusted earnings per share, which represents earnings per share, excluding restructuring costs (benefits), net of tax. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.

For over 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries. We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision® and Turnstone®. Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including over 800 dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2015 revenue of $3.1 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended
	May 29,	May 30,
	2015	2014
Revenue	$ 705.5	$ 723.1
Cost of sales	485.0	504.5
Restructuring costs (benefits)	3.9	(10.5)
Gross profit	216.6	229.1
Operating expenses	185.1	191.9
Restructuring costs (benefits)	(2.0)	0.8
Operating income	33.5	36.4
Interest expense	(4.4)	(4.4)
Investment income	0.4	0.4
Other income, net	2.0	3.5
Income before income tax expense	31.5	35.9
Income tax expense	11.5	14.9
Net income	$ 20.0	$ 21.0

Earnings per share:
Basic	$ 0.16	$ 0.17
Diluted	$ 0.16	$ 0.17
Weighted average shares outstanding - basic	124.4	125.3
Weighted average shares outstanding - diluted	125.3	126.6

Dividends declared and paid per common share	$ 0.1125	$ 0.1050

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	(Unaudited)
	May 29,	February 27,
	2015	2015
ASSETS
Current assets:
Cash and cash equivalents	$ 110.5	$ 176.5
Short-term investments	45.5	68.3
Accounts receivable, net	331.7	325.6
Inventories	183.7	166.2
Deferred income taxes	34.4	46.4
Prepaid expenses	22.6	16.5
Other current assets	54.8	55.5
Total current assets	783.2	855.0

Property, plant and equipment, net	394.9	389.5
Company-owned life insurance ("COLI")	161.0	159.5
Deferred income taxes	87.6	100.1
Goodwill	107.1	107.2
Other intangible assets, net	15.2	14.7
Investments in unconsolidated affiliates	59.2	59.1
Other assets	39.8	34.5
Total assets	$ 1,648.0	$ 1,719.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 222.0	$ 215.0
Short-term borrowings and current portion of long-term debt	2.5	2.5
Accrued expenses:
Employee compensation	85.3	151.9
Employee benefit plan obligations	17.4	29.4
Customer deposits	29.8	25.1
Product warranties	21.1	22.4
Other	115.0	99.0
Total current liabilities	493.1	545.3

Long-term liabilities:
Long-term debt less current maturities	279.3	279.6
Employee benefit plan obligations	154.2	158.2
Other long-term liabilities	57.5	72.7
Total long-term liabilities	491.0	510.5
Total liabilities	984.1	1,055.8

Shareholders' equity:
Common stock	—	—
Additional paid-in capital	4.9	5.0
Accumulated other comprehensive loss	(34.1)	(29.4)
Retained earnings	693.1	688.2
Total shareholders' equity	663.9	663.8
Total liabilities and shareholders' equity	$ 1,648.0	$ 1,719.6

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Three Months Ended
	May 29,	May 30,
	2015	2014
OPERATING ACTIVITIES
Net income	$ 20.0	$ 21.0
Depreciation and amortization	16.2	14.7
Deferred income taxes	24.8	13.0
Non-cash restructuring costs (benefits)	1.9	(9.7)
Non-cash stock compensation	8.8	9.6
Equity in income of unconsolidated affiliates	(3.3)	(3.7)
Dividends received from unconsolidated affiliates	3.2	2.3
Other	(1.4)	(1.7)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(5.6)	(15.0)
Inventories	(15.2)	(9.5)
Assets related to derivative instruments	22.5	(1.5)
Other assets	(32.1)	(9.1)
Accounts payable	7.7	7.6
Employee compensation liabilities	(78.5)	(74.4)
Employee benefit obligations	(17.2)	(14.6)
Accrued expenses and other liabilities	12.4	(1.6)
Net cash used in operating activities	(35.8)	(72.6)

INVESTING ACTIVITIES
Capital expenditures	(24.2)	(15.8)
Proceeds from disposal of fixed assets	4.1	19.0
Purchases of investments	(6.9)	(27.0)
Liquidations of investments	29.7	62.8
Acquisitions, net of cash acquired	(6.6)	—
Other	0.1	9.8
Net cash provided by (used in) investing activities	(3.8)	48.8

FINANCING ACTIVITIES
Dividends paid	(15.1)	(13.6)
Common stock repurchases	(11.5)	(5.9)
Excess tax benefit from vesting of stock awards	1.5	—
Repayments of long-term debt	(0.5)	(0.6)
Net cash used in financing activities	(25.6)	(20.1)

Effect of exchange rate changes on cash and cash equivalents	(0.8)	0.4

Net decrease in cash and cash equivalents	(66.0)	(43.5)
Cash and cash equivalents, beginning of period	176.5	201.8
Cash and cash equivalents, end of period	$ 110.5	$ 158.3
CONTACT: Investor Contact:
         Raj Mehan
         Investor Relations
         (616) 246-4251

         Media Contact:
         Laura VanSlyke
         Corporate Communications
         (616) 262-3091